As filed with the Securities and Exchange Commission on July 27, 2001.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tidewater Inc.
(Exact name of registrant as specified in its charter)

Delaware	72-0487776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

601 Poydras Street
Suite 1900
New Orleans, Louisiana 70130
(504) 568-1010
(Address, including zip code, and telephone number
including area code, of registrant's principal executive offices)

TIDEWATER INC.
2001 STOCK INCENTIVE PLAN
(Full title of the Plan)

COPY TO
Cliffe F. Laborde
Executive Vice President,
Secretary and General Counsel
Tidewater Inc.
601 Poydras Street
Suite 1900
New Orleans, Louisiana 70130
(504) 566-4545
(Name, address, including zip code,
and telephone number, including
area code, of agent for service)	Margaret F. Murphy Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. 51st Floor 201 St. Charles Avenue New Orleans, Louisiana 70170

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock	228,500 shares	$ 35.29(3)	$ 8,063,765	$ 2,015.94
	2,621,500 shares	$ 34.26(4)	$ 90,497,790	$22,624.45

	2,850,000 shares		$ 98,561,555	$24,640.39

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h).
(3)	Based on the price at which outstanding options may be exercised.
(4)	The average of the high and low price per share of Common Stock on the New York Stock Exchange on July 20, 2001.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.        Incorporation of Documents by Reference.

        The following documents, which have been filed by Tidewater Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

        (a)        The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

        (b)        The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

        (c)        The Company's Current Reports on Form 8-K filed with the Commission on April 11, 2001 and April 19, 2001.

        (d)        The description of the Common Stock included in Amendments to the Company's Registration Statement on Form 8-A/A filed with the Commission on May 24, 1993.

        All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.        Description of Securities.

        Not applicable.

Item 5.        Interests of Named Experts and Counsel.

        Not applicable.

Item 6.        Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, including the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for certain breaches of fiduciary duty as a director. Article VIII of the Company's By-laws provides that the Company shall indemnify any directors, directors emeriti, officers, employees and agents who were or are parties to or threatened to be made parties to any threatened, pending or completed action, suit or proceeding for liabilities and expenses incurred by reason of their actions in such capacities on behalf of the Company, provided that the party seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the corporation unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. The Company's By-laws also state, among other things, that it is the policy of the Company to indemnify directors, directors emeriti, officers, agents and employees of the Company to the fullest extent permitted by law. In addition, the Company maintains an insurance policy designed to reimburse the Company for any payments made by it pursuant to the foregoing indemnification. Such policy has coverage of $15 million.

Item 7.        Exemption From Registration Claimed.

        Not applicable.

Item 8.        Exhibits.

        5             Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

        23.1        Consent of Ernst & Young LLP.

        23.2        Consent of Counsel (included in Exhibit 5).

Item 9.        Undertakings.

        (a)        The undersigned registrant hereby undertakes:

                    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on July 26, 2001.

TIDEWATER INC.
By: /s/ Cliffe F. Laborde Cliffe F. Laborde Executive Vice President, Secretary and General Counsel

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cliffe F. Laborde and J. Keith Lousteau, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William C. O'Malley	Chairman of the Board, President	July 26, 2001
William C. O'Malley	and Chief Executive Officer
(Principal Executive Officer)

/s/ J. Keith Lousteau	Senior Vice President and	July 26, 2001
J. Keith Lousteau	Chief Financial Officer
(Principal Financial Officer)

/s/ Joseph M. Bennett	Vice President and	July 26, 2001
Joseph M. Bennett	Corporate Controller
(Principal Accounting Officer)

/s/ Robert H. Boh	Director	July 26, 2001
Robert H. Boh

/s/ Donald T. Bollinger	Director	July 26, 2001
Donald T. Bollinger

/s/ Arthur R. Carlson	Director	July 26, 2001
Arthur R. Carlson

	Director	July __, 2001
Jon C. Madonna

/s/ Paul W. Murrill	Director	July 26, 2001
Paul W. Murrill

/s/ Lester Pollack	Director	July 26, 2001
Lester Pollack

/s/ J. Hugh Roff, Jr.	Director	July 26, 2001
J. Hugh Roff, Jr.

/s/ Donald G. Russell	Director	July 26, 2001
Donald G. Russell